Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE November 15, 2007	Company Contact: Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. REVISES PREVIOUSLY ANNOUNCED FOURTH QUARTER AND FISCAL 2007 NET EARNINGS

St. Louis, Missouri, November 15, 2007 – Energizer Holdings, Inc., [NYSE: ENR], today announced it revised its previously published net earnings to correct for an omitted income tax benefit.  Energizer’s corrected net earnings for the quarter are $70.0 million, or $1.19 per diluted share, versus the previously reported net earnings of $60.3 million, or $1.03 per diluted share.  Included in the September quarter are charges of $4.6 million, after-tax, of $0.08 per share, for restructuring projects in Europe, which were offset by favorable adjustments of $14.1 million, or $0.24 per diluted share, due to a reduction of deferred tax balances and prior years’ tax accruals.

For the year ended September 30, 2007, net earnings were $321.4 million, or $5.51 per diluted share, versus the previously reported net earnings of $311.7 million, or $5.35 per diluted share.  Included in the current year’s results are charges of $12.2 million, after-tax, or $0.21 per diluted share, for the company’s European restructuring projects, which were offset by favorable adjustments of $21.9 million, or $0.37 per diluted share, related to a reduction of deferred tax balances and prior years’ tax accruals and previously unrecognized tax benefits from prior years’ foreign losses.

The revision represents a $9.7 million, or $0.16 per diluted share increase to the previously reported net income $60.3 million and $311.7 million for the quarter and year, respectively.  The revision reflects an additional deferred tax benefit originally omitted from the earnings computation.  In the fourth quarter of fiscal 2007, legislation enacted in Germany reduced the tax rate applicable to Energizer’s subsidiaries in Germany for fiscal 2008 and beyond.  Income tax accounting rules require that deferred tax balances be adjusted in the period the legislation is enacted to reflect the newly enacted tax rate. The adjustment to the deferred tax provision and net earnings had no impact on pre-tax earnings, or on the normalized tax provision for either the quarter or fiscal 2007.  We expect the reduced German tax rate to have a modest favorable impact on our overall effective tax rate in 2008 and beyond.

Cautionary Note Regarding Forward-Looking Statements:

Statements in this press release that are not historical, particularly statements regarding the impact of the reduced German tax rate on our overall effective tax rate, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected. Energizer’s effective tax rate for 2008 and beyond could be impacted by legislative or regulatory changes by federal, state and local, and foreign, taxing authorities, as well as by the profitability or losses of Energizer’s various subsidiary operations in both high-tax and low-tax countries. Additional risks and uncertainties included those detailed from time to time in Energizer’s publicly filed documents, including its Current Report on Form 8-K dated October 31, 2007.

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ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(Dollars in millions, except per share data - Unaudited)

	Quarter Ended September 30,		Year Ended September 30,
	2007	2006	2007	2006

Net sales	$875.0	$830.1	$3,365.1	$3,076.9

Cost of products sold	449.3	445.9	1,760.4	1,596.1

Gross profit	425.7	384.2	1,604.7	1,480.8

Selling, general and administrative expense	171.8	169.1	627.9	601.9
Advertising and promotion expense	132.5	125.0	395.2	368.9
Research and development expense	19.7	19.5	70.7	74.2
Interest expense	21.8	23.5	91.2	77.9
Other financing items, net	(3.9)	(0.5)	(14.5)	1.3

Earnings before income taxes	83.8	47.6	434.2	356.6

Income tax provision	13.8	8.5	112.8	95.7

Net earnings	$70.0	$39.1	$321.4	$260.9

Earnings per share
Basic	$1.23	$0.68	$5.67	$4.26
Diluted	$1.19	$0.66	$5.51	$4.14

Weighted average shares of common stock - Basic	57.1	57.3	56.7	61.2
Weighted average shares of common stock - Diluted	58.9	59.4	58.3	63.1